    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 14, 1996
                                                     REGISTRATION NO. 333-

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                         AMERIQUEST TECHNOLOGIES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          DELAWARE                                        33-0244136
  (STATE OF INCORPORATION)                             (I.R.S. EMPLOYER
                                                     IDENTIFICATION NO.)

                                ---------------

                        3 IMPERIAL PROMENADE, SUITE 300
                          SANTA ANA, CALIFORNIA 92707
                                (714) 445-5000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                                 HOLGER HEIMS
                                   SECRETARY
                         AMERIQUEST TECHNOLOGIES, INC.
                        3 IMPERIAL PROMENADE, SUITE 300
                          SANTA ANA, CALIFORNIA 92707
                                (714) 445-5000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
             INCLUDING AREA CODE, OF AGENT FOR SERVICE OF PROCESS)

                                ---------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time-to-time after the effective date of this Registration Statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE

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
                                                         PROPOSED MAXIMUM
 TITLE OF EACH CLASS OF                 PROPOSED MAXIMUM    AGGREGATE
       SECURITIES         AMOUNT TO BE   OFFERING PRICE      OFFERING        AMOUNT OF
    TO BE REGISTERED     REGISTERED(1)    PER SHARE(1)       PRICE(1)     REGISTRATION FEE
------------------------------------------------------------------------------------------
Common Stock, $0.01 par
 value.................. 2,809,555 shs.   $0.84375(1)     $2,370,563(1)       $817.44

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(1) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) and based upon the average of the high and low price of the Registrant's Common Stock as reported by the New York Stock Exchange on March 12, 1996.

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

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

PROSPECTUS

                               2,809,555 SHARES

                         AMERIQUEST TECHNOLOGIES, INC.

                                 COMMON STOCK

                               ----------------

  The 2,809,555 shares of Common Stock, $.01 par value per share (the "Common Stock"), of AmeriQuest Technologies, Inc., a Delaware corporation (the "Company"), offered hereby will be sold by certain shareholders of the Company (the "Selling Shareholders"). The shares of Common Stock offered hereby were issued by the Company to the Selling Shareholders in connection with the Company's acquisition of Robec, Inc. For a more complete description of that transaction, see "Selling Shareholders" below.

  All of such shares have been issued to, and will be sold by, the Selling Shareholders identified herein under "Selling Shareholders." The Company will not receive any part of the proceeds from the sale of any of these shares.

  All of such shares are being offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"). No underwriting discounts, commissions or expenses are payable or applicable in connection with the sale of such shares.

  On March 12, 1996, the closing price of the Company's Common Stock, as reported on the New York Stock Exchange under the symbol "AQS", was $0.8125.

THE SHARES OFFERED BY THE SELLING SHAREHOLDERS PURSUANT TO THIS PROSPECTUS
CONSTITUTES      % OF THE TOTAL ISSUED AND OUTSTANDING SHARES OF THE COMPANY.
FOR A DISCUSSION OF THIS AND CERTAIN OTHER FACTORS TO CONSIDER BEFORE PURCHASING ANY OF THE SECURITIES OFFERED HEREBY, SEE "RISK FACTORS" COMMENCING ON PAGE 4 OF THIS PROSPECTUS.

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
 SECURITIES  AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES  COMMISSION
  PASSED  UPON   THE   ACCURACY  OR   ADEQUACY  OF   THIS   PROSPECTUS.  ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  Certain of the Selling Shareholders may be deemed to be "affiliates" of the Company, as that term is defined under the Securities Act. The Selling Shareholders acquired the shares offered hereby in private transactions not registered under the Securities Act. Consequently, in connection with this offering, the Selling Shareholders may be deemed to be "underwriters" of the Company's Common Stock offered hereby, as that term is defined under the Securities Act. The Selling Shareholders intend to sell the shares offered hereby from time-to-time for their own accounts in the open market at the prices prevailing therein or in individually negotiated transactions at such prices as may be agreed upon. Although there are no current arrangements therefor, commissions equal to or in excess of normal brokerage commissions may be paid to brokerage firms in connection with such sales. The Selling Shareholders will bear all expenses with respect to the offering of shares except the costs associated with registering shares under the Securities Act and preparing this Prospectus.

                The date of this Prospectus is March   , 1996.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street N.W., Washington, D.C. 20549, and at the following Regional Offices of the SEC: New York Regional Office, 7 World Trade Center, New York, New York 10048 and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the SEC, 450 Fifth Street N.W., Washington, D.C. 20549, at the SEC's prescribed rates. Such material can also be inspected and copied at the offices of the New York Stock Exchange, located at 20 Broad Street, New York, New York 10005, on which the Company's Common Stock is listed.

    The Company has filed with the SEC a registration statement on Form S-3 (together with any amendments and exhibits thereto, the "Registration Statement") under the Securities Act, with respect to the shares of Company Common Stock to be offered pursuant to this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement. Statements in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance in which a copy of such contract is filed as an exhibit to the Registration Statement, reference is made to such copy, and each such statement shall be deemed qualified in all respects by such reference. A copy of the Registration Statement may be inspected without charge at the principal offices of the SEC in Washington D.C., or obtained at prescribed rates from the Public Reference Section of the SEC in Washington D.C.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING SHAREHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the SEC are incorporated herein by this reference:

   (1) The Company's Current Report on Form 8-K dated November 14, 1994 (including Amendment Nos. 1 through 6), the most recent of which was filed with the SEC on May 26, 1995.

   (2) The Company's Current Report on Form 8-K dated August 7, 1995, filed with the SEC on August 16, 1995.

   (3) The Company's Current Report on Form 8-K dated August 9, 1995, filed with the SEC on August 16, 1995.

   (4) The Company's Registration Statement on Form S-4 (File No. 33-57611), declared effective by the SEC on August 16, 1995.

   (5) The Company's Current Report on Form 8-K dated November 13, 1995, filed with the SEC on November 27, 1995.

   (6) The Company's Transition Report on Form 10-Q for the three months ended September 30, 1995, filed with the SEC on November 20, 1995.

   (7) The Company's Quarterly Report on Form 10-Q for the three months ended December 31, 1995, filed with the SEC on February 14, 1996.

   (8) The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1995 (including Amendment Nos. 1 and 2), the most recent of which was filed with the SEC on February 15, 1996.

   (9) The Company's definitive Proxy Statement dated February 23, 1996 pertaining to the 1996 Annual Meeting of Stockholders to be held on March 29, 1996, filed with the SEC on February 27, 1996.

   (10) Robec, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (including Amendment No. 1), the most recent of which was filed with the SEC on May 10, 1995.

  In addition, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of each such report or document.

  Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Subject to the foregoing, all information appearing in this Prospectus is qualified in its entirety by the information appearing in the documents incorporated herein by reference.

  The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information incorporated herein by reference. Request should be addressed to: Corporate Secretary, AmeriQuest Technologies, Inc., 3 Imperial Promenade, Suite. 300, Santa Ana, California 92707; telephone (714) 445-5000.

                                 RISK FACTORS

  The shares of Common Stock offered hereby involve a substantial degree of risk and only persons who are financially able to sustain the loss of their total investment should consider purchasing such shares. Prospective purchasers should carefully review this entire Prospectus, including the information incorporated by reference herein, and consider, the risks associated with such purchase, including without limitation the risks summarized below prior to purchasing the shares of Common Stock offered hereby.

DEBT BURDEN; NEED FOR ADDITIONAL FINANCING

  In December 1995, Computer 2000 AG issued guarantees to its lenders to secure up to $66 million of lines of credit such lenders might extend to the Company. As of March 8, 1996, the Company had borrowed approximately $57 million from such lenders under such lines of credit. These borrowings were used in part to reduce the Company's indebtedness under its previously outstanding lines of credit from approximately $52 million to approximately $7 million, resulting in a reduction, as of March 8, 1996, in the average interest rate on the Company's total outstanding indebtedness from approximately 11.0% per annum to approximately 6.3% per annum. In return for the guarantees, AmeriQuest provided Computer 2000 AG with a security interest in all of the Company's assets, and agreed to seek refinancing of its outstanding debt as soon as reasonably practicable. Computer 2000 AG's guarantees expire on July 1, 1996, and lines of credit guaranteed by Computer 2000 AG mature on March 31, 1996, although the Company anticipates that those lines of credit will be extended until July 1, 1996. No assurance can be given that the Company will be able to obtain replacement financing from other sources on or before such date; and even if such financing is available, it might not be available to the Company on terms as favorable as those resulting from the Computer 2000 AG guarantees. As of March 8, 1996, the Company and its subsidiaries were indebted to third party lenders in the amount of approximately $64 million. The Company's payment of debt service on these borrowings has a material effect on its results of operations. Additionally, should the Company ultimately be unable to service its indebtedness, the Company may trigger the default provisions of such indebtedness. In such event, even if Computer 2000 AG were to pay the indebtedness guaranteed by it, such payment would not satisfy the Company's obligations under the Company's other indebtedness, which might also be in default, and the Company would have an immediate obligation to repay Computer 2000 AG for the amounts paid by Computer 2000AG under its guarantees. Should the Company be unable to meet its immediate obligations (as would be likely), the Company and its minority stockholders may be adversely affected. Computer 2000 AG and/or the other lenders might exercise their security interests and other creditors' remedies, thereby adversely affecting the Company's ability to continue in business; or they might renegotiate the terms of the Company's outstanding indebtedness, increasing the Company's debt service costs and, possibly, further restricting the Company's operations; or all or a portion of such indebtedness might be converted into equity on terms negotiated with the Company that might cause substantial dilution for the Company's current stockholders; or other adverse consequences might result from such defaults.

CONTINUING LOSSES; NEED FOR ADDITIONAL CAPITAL

  The Company has experienced significant operating losses during recent fiscal years and recorded a net loss of $67.6 million in fiscal 1995. The fiscal 1995 loss included the write-off of approximately $23.8 million of intangible assets associated with its termination of its entertainment software business. The fiscal 1995 loss also included significant costs associated with the liquidations of inventory and the recovery of receivables related to the terminated entertainment software business. In addition, the fiscal 1995 loss included costs associated with the integration of the significant acquisitions which took place during that fiscal year. The Company recorded a net loss of $7 million during the three months ended September 30, 1995 and a net loss of $8.3 million during the three months ended December 31, 1995, including lease termination costs of $3.7 million.

  The Company continues to incur operating losses due to significant declines in sales volumes experienced during the past year and very competitive pricing that has reduced gross margins. Management continues to seek to increase sales and gross margins, integrate recent acquisitions and streamline the Company's cost structure. There can be no assurance that the Company will be able to achieve future profitability. In view of the Company's continuing significant losses, its substantial debt burden and the lack of assurance that the Company will achieve profitability in the near term, the Company will be required to extend or refinance its lines of credit and may seek additional financing. The Company is presently exploring alternatives to raise such financing. There can be no assurance that any such financing will be available on terms acceptable to the Company, or that such additional financing, if obtained, will not result in substantial dilution of the equity interests of existing stockholders.

INTEGRATION OF ACQUIRED COMPANIES

  The Company has pursued a strategy of growth through acquisitions. In fiscal 1993 and 1994, it acquired several regional distributors; in June and September 1995, it acquired (in a two-step acquisition) Kenfil, Inc. ("Kenfil"), a distributor of microcomputer software; in November 1994, it acquired National Computer Distributors ("NCD"), a distributor of computer products and services specializing in systems and connectivity applications; in September 1994, it acquired 50.1% of Robec, Inc. ("Robec"), a distributor of computer products and services specializing in UNIX applications; and in November 1995, it acquired the balance of Robec's capital stock as well as effective operating control. The Company has pursued this acquisition strategy with the goal of establishing the Company as a national distributor of value-added computer products. The success of this strategy is dependent on the ability of the Company to effectively consolidate and integrate the operations of the acquired businesses, combine differing corporate cultures and obtain adequate financing to absorb the substantial restructuring costs incurred in the consolidation and integration process and to fund working capital requirements and continuing cash flow shortfalls. There can be no assurance that the acquisitions will generate the anticipated benefits, that the substantial restructuring costs will not continue or that the necessary financing will be achieved on terms that are advantageous for the Company and its current stockholders. The integration of the various organizations have required and will continue to require the dedication of management resources which may detract from the day-to-day business of the combined company. The integration process has necessarily been complicated by the recent acquisition of control of the Company by Computer 2000 AG and its wholly-owned affiliate (collectively, "Computer 2000") and the resulting significant changes that have been made in the Company's senior management team and directors. The process of combining the acquired companies has also involved difficulties in coordinating internal record keeping and information management that are critical to the efficient operation of the integrated businesses. While substantial expenditures have been made to resolve these and other integration problems, there can be no assurance that the integration and coordination process will be accomplished smoothly or successfully.

  The Company's acquisitions have involved substantial costs. To complete the acquisitions, the Company issued in excess of 17.6 million shares of Common Stock, agreed to repurchase certain shares at a cost in excess of $2.3 million, assumed the substantial liabilities of the acquired companies and incurred transaction costs of several million dollars. In addition, the Company has incurred significant restructuring costs in connection with the consolidation of the acquired businesses, including restructuring costs of $5.7 million in fiscal 1994, as well as additional integration costs in fiscal 1995. The acquisitions have also resulted in the closure of redundant or uneconomic operations of the acquired business. In fiscal 1995, the Company wrote off approximately $23.8 million of intangible assets associated with termination of the entertainment software business acquired in the Kenfil acquisition and incurred significant costs associated with the liquidation of inventories and the recovery of receivables related to the terminated entertainment business. Further, in fiscal 1995, the Company closed certain distributors that had been acquired in fiscal 1993 and 1994 and that had become redundant as a result of subsequent acquisitions, resulting in a write off of the distributors' intangibles of approximately $3.4 million. In the three months ended December 31, 1995, the Company recorded non-recurring costs of $3.7 million attributable to the termination of leases that were entered into related to the Company's acquisition integration program. Delays in completing certain of these acquisitions, particularly the Robec acquisition, have caused a loss of momentum, have hindered the effective integration of the combined businesses and have significantly increased the Company's acquisition costs. Such delays have forced the Company to continue to operate with duplicative overhead costs and infrastructures. In addition, due to acquisition delays and other factors, substantial portions of the customer bases of certain of the acquired operations could not be maintained and sales of the acquired businesses deteriorated. In order to avoid incurring redundant costs in the future and to improve operating efficiencies, the Company's new management is implementing a cost reduction and efficiency program intended to centralize administrative operations, achieve product procurement efficiencies and improve the allocation of resources. There can be no assurance that this program will be successful in achieving its goals. To date, the Company has not achieved increases in sales volume sufficient to overcome the substantial costs of its acquisition program. There can be no assurance that the Company will achieve the increase in sales necessary to enable the combined businesses to operate at a profit.

NEED TO INCREASE SALES VOLUME

  As a distributor, the Company must operate on small gross margins. Further, the Company must incur operating expenses to maintain a sufficient level of inventory, facilities, sales staff and support personnel necessary to support sales of products. As a result of these and other factors, the Company must achieve substantially greater sales volumes than it has in the past in order to achieve profitability. While the Company's new management is attempting to increase sales, there can be no assurance that sales will increase or that any increases will be of sufficient magnitude or will occur soon enough to permit the Company to achieve profitability without substantial further business or financial restructuring.

NEED TO EXPAND VENDOR BASE; DEPENDANCE ON VARS AND VALUE-ADDED RESELLERS

  The Company principally distributes computer products manufactured by other vendors. Accordingly, the Company's relationships with its existing vendors is critical to its ability to purchase on a favorable basis the products that it resells. At the same time, in order to achieve the substantial sales increases necessary for successful operations, the Company must be able to initiate relationships with additional vendors, without jeopardizing the Company's existing vendor relationships. Any inability of the Company to add new vendors and preserve its existing vendor relationships will have a material, adverse effect on its future results of operations. The Company is also dependent upon its vendors' willingness or ability to make timely shipment of the products ordered by the Company. The failure of vendors to make shipments on a timely basis could cause a material disruption of the Company's sales. In the past, the Company has at times experienced delays in its ability to fill customer orders, due to the inability of certain suppliers to meet their volume and schedule requirements and more recently, due to the Company's shortages in available cash. Delays in shipments from suppliers can cause fluctuations in the Company's short term results and contribute to order cancellations.

  Most of the Company's sales are to VARs and value-added dealers. Any deterioration of the Company's relationship with these customers, or any material diminution in the customers' sales volumes, would adversely affect the Company's business. Due in part to the historical volatility of the computer industry, certain of the Company's customers have from time-to-time experienced declining profit margins, cash flow shortages and other financial difficulties. The future growth and success of the Company will continue to depend in large part upon its reseller channels. If resellers experience financial difficulties, the Company's results of operations could be adversely affected.

RAPID CHANGES IN TECHNOLOGY AND MARKETS

  The computer industry in general, and the specific markets in which the Company competes, are characterized by rapidly changing technology, often resulting in short product life cycles, rapid price declines, oversupply of inventory and significant shifts in market dynamics. The Company believes its success is highly dependent upon its ability to react to technological changes and shifts in market demand by continuing to provide cost-competitive products that respond to current market needs. As a value-added wholesale distributor, the Company is particularly vulnerable to changes caused by technological innovation. The introduction of new products and the phasing out of old products requires the Company to carefully manage its inventory to minimize inventory obsolescence. There can be no assurance that the Company's inventory reserves will adequately cover the amount of the Company's inventory which may become obsolete for the period covered by the reserves. Should the Company fail to provide new products on a timely basis that respond to industry demands, the Company's operating results could be affected.

COMPETITION

  The Company competes in an industry characterized by intense and increasing competition. Principal national distributors with which the Company competes include Ingram Micro D, Inc., Tech Data Corporation and Merisel, Inc. The Company also competes with numerous manufacturers, resellers and regional distributors. Most of the Company's major competitors have substantially greater financial, marketing and other resources than the Company.

  Competition in the computer products distribution industry is based primarily on price and product availability, and to a lesser extent on speed of delivery, convenience and the level of marketing and technical support services provided. Because of the intense competition within the industry, the gross and operating profit margins on products traditionally sold by the Company have been reduced. As technological changes occur, the Company's products have had shorter and shorter product life cycles, and new competing products are introduced by other vendors and resellers. Moreover, the manner in which computer products are distributed and sold is changing, and new methods of distribution and sale may emerge or expand. Software publishers and other providers have intensified their efforts to sell their products directly to resellers and end-users, by-passing the Company and other distributors. In addition, certain major publishers have implemented programs for master copy distribution of software (site licenses), which reduces sales available to the Company and other distributors. The availability of products over the Internet, and the affect of the Internet in changes in the market for computer products and services, may have an adverse effect on the Company's business. Recently, some industry participants have indicated that they believe the total demand for personal computers may be lessening and that the market for such computers may be becoming saturated. These factors, among others, may cause increased competitive pressures on the Company in the future.

DEPENDENCE UPON KEY PERSONNEL

  The Company's success depends to a significant degree upon the continued contributions of its key management, marketing, product development and operational personnel and the Company's ability to retain and continue to attract highly skilled personnel. Competition for employees in the computer industry is intense, and there can be no assurance that the Company will be able to attract and retain qualified employees. The Company has recently made a number of management changes, and has had substantial layoffs and other employee departures. If the Company continues to experience financial difficulties, it may become increasingly difficult for it to hire new employees and retain current employees. The Company does not carry any key person life insurance with respect to any of its personnel.

POSSIBLE SALES BY STOCKHOLDERS

  The shares of Common Stock offered hereby represent approximately 9.2% of the outstanding Common Stock as of the date of this Prospectus. Sale of the shares offered may have the effect of substantially depressing the market price of the Company's Common Stock. In addition, approximately 7.6 million shares (27.4%) are the subject of three separate Registration Statements on Form S-3. The Company has also agreed to register the shares to be issued to Computer 2000 of the Common Stock of the Company issued to Computer 2000, or issuable upon the exercise of warrants, conversion rights and other rights issued to Computer 2000, and such shares of Common Stock constitute in the aggregate approximately 46 million shares (plus approximately 10 million additional shares subject to the exercise of option or warrant rights by others). The Company may grant additional registration rights when it issues securities in the future. The public sale of the foregoing shares, or the perception that such shares may be sold, may have the effect of substantially depressing the market price of the Company's Common Stock and causing substantial fluctuations in the price of the Company's Common Stock.

VOLATILITY OF STOCK PRICE; TRADING VOLUME

  The price of the Company's Common Stock has been subject to significant price fluctuations. There can be no assurance that the price of the Company's Common Stock will stabilize at any time or at a price equal to or above the offering price of the shares offered hereby. In addition, the trading volume for the Company's Common Stock has generally been relatively small. A large increase in share trading volume in a short period of time could cause a significant reduction in share trading prices. The Company's Common Stock is currently listed on the New York Stock Exchange (the "NYSE") pursuant to an agreement containing certain financial and other requirements. To the extent that the NYSE determines that the Company is not in compliance with these requirements, the Company's Common Stock could be delisted from the NYSE thereby adversely affecting the public market for the Common Stock. The Company's issuance of additional securities (which will occur when the Company obtains additional equity financing) and the sale of additional shares of Common Stock pursuant to existing registration rights (see "--Possible Sales by Stockholders") could exert downward pressure on the price of the Company's Common Stock.

                                  THE COMPANY

  The Company markets and sells, as a distributor, products for the personal computer market, and is a supplier of hard disk drive subsystems for IBM compatible and other leading personal and business computers, including Apple, Compaq and others. Hard disk drives allow personal computers, which otherwise often lack sufficient data storage capacity, to perform many widely used, sophisticated business applications. The Company also offers disk array, magneto optical, CD-ROM, floppy disk drives and magnetic tape back-up subsystems having a variety of data storage capacities as well as personal computers, networking, graphics, communications and connectivity and accessory products. AmeriQuest currently markets more than 2,000 products to original equipment manufacturers, value-added resellers and dealers throughout the United States and in many foreign countries, including national and regional distributors and large reseller computer chains such as ComputerLand, Intelligent Electronics and InaCom.

  The Company's principal executive offices are currently located at 3 Imperial Promenade, Ste. 300, Santa Ana, California, and its telephone number is (714) 445-5000.

                                USE OF PROCEEDS

  All of the securities covered by this Prospectus are being offered by the Selling Shareholders. As a consequence, the Company will not receive any of the proceeds of sales of such securities.

                             SELLING SHAREHOLDERS

  The following table sets forth (i) the name of each Selling Shareholder,
(ii) the nature of any position, office or other material relationship which such Selling Shareholder has had within the past three years with the Company or any of its predecessors or affiliates, (iii) the number and percentage of shares of the Company's Common Stock beneficially owned by such Selling Shareholder prior to the offering made by this Prospectus, (iv) the number of shares of the Company's Common Stock offered pursuant to this Prospectus by such Selling Shareholder for his account and (v) the number and percentage of shares of the Company's Common Stock to be beneficially owned by such Selling Shareholder after completion of the offering made by this Prospectus.

                                                                     SHARES OF       PERCENTAGE
                          SHARES OF                                 COMMON STOCK     OF COMMON
                         COMMON STOCK    PERCENTAGE OF                 TO BE        STOCK TO BE
                         BENEFICIALLY     COMMON STOCK  SHARES OF   BENEFICIALLY    BENEFICIALLY
                         OWNED PRIOR      BENEFICIALLY   COMMON        OWNED        OWNED AFTER
                              TO         OWNED PRIOR TO   STOCK   AFTER COMPLETION COMPLETION OF
NAME AND POSITIONS       OFFERING(1)     OFFERING(1)(2)  OFFERED   OF OFFERING(3)  OFFERING(2)(3)
------------------       ------------    -------------- --------- ---------------- --------------
Robert H. Beckett(4)....  3,516,009(5)        11.5%     1,803,842    1,712,167          5.6%
Robert S. Beckett(6)....    533,609(7)         1.7%       355,906      177,703            *
Alexander C. Kramer,
 Jr.(8).................    183,347(9)           *        122,289       61,058            *
G. Wesley McKinney(10)..  1,028,223(11)        3.4%       527,518      500,705          1.6

--------
(1) Based on the number of shares of the Company's Common Stock outstanding on February 16, 1996 and the number of shares of the Company's Common Stock beneficially owned by the Selling Shareholders on that date, assuming that on that date the Company had issued to the Selling Shareholders (i) the Common Stock issuable upon conversion of the Series G Preferred Stock (as described in "Selling Shareholders" below) and (ii) the Common Stock Dividend (as described in "Selling Shareholders" below).
(2) Percentages of less than 1% are represented by an asterisk.
(3) Based on the number of shares of the Company's Common Stock outstanding on February 16, 1996 and the number of shares of the Company's Common Stock beneficially owned by the Selling Shareholders on that date, assuming that
    (i) on that date the Company had issued to the Selling Shareholders (a) the Common Stock issuable upon conversion of the Series G Preferred Stock (as described in "Selling Shareholders" below) and (b) the Common Stock Dividend (as described in "Selling Shareholders" below) and (ii) the shares offered hereby, which consist of the shares described in items (a) and (b) above, are sold. The Company is unable to determine the exact number of shares that will actually be sold.
(4) Robert H. Beckett was appointed as a Director to the Company's Board in October 1994 pursuant to a series of agreements whereby the Company acquired Robec. For a more complete description of that transaction, see "Selling Shareholders" below. In light of continuing negotiations between Robec and the Company concerning consummation of those agreements, Mr. Beckett resigned from the Company's Board in June 1995. After consummation of those agreements, Mr. Beckett was reappointed to the Company's Board in December 1995. Mr. Beckett was appointed as a Senior Vice President of the Company in February 1996. For the last 17 years, Mr. Beckett has served as the Chairman of the Board of Directors and President of Robec. Mr. Beckett and the Company have entered into an Employment Agreement, which provides that (i) the Company will employ Mr. Beckett as President and Chief Executive Officer of Robec until November 1997, (ii) the Company will pay Mr. Beckett a bass salary not less than $196,000 per year, (iii) Mr. Beckett is eligible to earn a performance bonus and (iv) in the event of the termination of Mr. Beckett's employment other than for "cause", the Company will pay Mr. Beckett the base salary and certain benefits otherwise payable under the agreement through the one year period following the date of his termination.
(5) 900,656 of these shares were earlier registered pursuant to a separate Registration Statement on Form S-3, and 811,511 of these shares were earlier registered pursuant to a separate Registration Statement on Form S-4.
(6) For the last 3 years, Robert S. Beckett has served as the Chief Operating Officer of Robec. Mr. Beckett and the Company have entered into an Employment Agreement, which provides that (i) the Company will employ Mr. Beckett as Vice President and Chief Operating Officer of Robec until November 1997, (ii) the Company will pay Mr. Beckett a bass salary not less than $150,000 per year, (iii) Mr. Beckett is eligible to earn a performance bonus and (iv) in the event of the termination of Mr. Beckett's employment other than for "cause", the Company will pay Mr. Beckett the base salary and certain benefits otherwise payable under the agreement through the one year period following the date of his termination.
(7) 177,703 of these shares were earlier registered pursuant to a separate Registration Statement on Form S-3.
(8) For the last 3 years, Alexander C. Kramer, Jr. has served as the Vice President--Operations of Robec. Mr. Kramer and the Company have entered into an Employment Agreement, which provides that (i) the Company will employ Mr. Kramer as Vice President--Operations of Robec until November 1997, (ii) the Company will pay Mr. Kramer a bass salary not less than $150,000 per year, (iii) Mr. Kramer is eligible to earn a performance bonus and (iv) in the event of the termination of Mr. Kramer's employment other than for "cause", the Company will pay Mr. Kramer the base salary and certain benefits otherwise payable under the agreement through the one year period following the date of his termination.
(9) 61,058 of these shares were earlier registered pursuant to a separate Registration Statement on Form S-3.
(10) G. Wesley McKinney has not had any position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(11) 263,388 of these shares were earlier registered pursuant to a separate Registration Statement on Form S-3, and 237,317 of these shares were earlier registered pursuant to a separate Registration Statement on Form S-4.

                             PLAN OF DISTRIBUTION

BACKGROUND

  Pursuant to the Amended and Restated Agreement and Plan of Reorganization, dated as of August 11, 1994, among the Company, Robec and the Selling Shareholders, as amended by Amendment No. 1, dated as of August 4, 1995, and Amendment No. 2, dated as of August 15, 1995 (as amended, the "Robec Acquisition Agreement"), the Company agreed to purchase all of the outstanding shares of Robec in a two step transaction. In step one, the Selling Shareholders exchanged in September 1994 certain of their shares of Robec Common Stock for 1,402,805 shares of the Company's Common Stock. As a result of the exchange, the Company acquired 50.1% of the outstanding shares of Robec Common Stock.

  Step two was the merger of a wholly-owned subsidiary of the Company into Robec, whereby Robec would become a wholly-owned subsidiary of the Company. In connection with the consummation of the merger, the Selling Shareholders and the Company entered into the Exchange Agreement, dated as of November 10, 1995 (the "Exchange Agreement"), whereby the Company issued to the Selling Shareholders 25,830.10 shares of the Company's Series G Preferred Stock (the "Series G Preferred Stock"). The merger was consummated on November 13, 1995, whereupon Robec became a wholly-owned subsidiary of the Company.

  Pursuant to the Company's Certificate of Incorporation, the Series G Preferred Stock will automatically convert into Common Stock when all of the following conditions have been satisfied: (a) the Company's stockholders approve (i) the conversion of the Series G Preferred Stock into Common Stock and (ii) an increase in the authorized number of shares of Common Stock to a number sufficient to accommodate the conversion of all outstanding shares of the Company's Series A, Series B, Series D, Series E, Series F and Series G Preferred Stock into Common Stock and the payment of all stock dividends payable with respect to the Series G Preferred Stock and (b) the Company causes a shelf registration statement to become effective on Form S-3 under the Securities Act that will enable the resale from time-to-time in the public market of the shares of Common Stock that are received upon conversion of the Series G Preferred Stock. Since the condition described in item (b) above was satisfied upon the effectiveness of the Registration Statement, the Series G Preferred Stock will convert into Common Stock if the Company's stockholders approve at their annual meeting to be held on March 29, 1996 certain proposals addressing the conditions described in item (a).

  The Company's Certificate of Incorporation further provides that, for the period commencing on September 29, 1995 and ending on the date that the Series G Preferred Stock converts into Common Stock, the Company must pay a dividend (the "Common Stock Dividend") on the Series G Preferred Stock at the rate of 15% per annum (based on the deemed initial issuance price of $1.1875 per share of Common Stock into which the Series G Preferred Stock may be convertible), which dividend will be payable in shares of the Company's Common Stock (valued for the purposes of the dividend at $1.1875 per share) on the earlier date of conversion or redemption of the Series G Preferred Stock.

  The Company has prepared and filed the Registration Statement of which this Prospectus forms a part pursuant to the Exchange Agreement, and the shares offered by this Prospectus are the 2,583,010 shares of Common Stock issuable to the Selling Shareholders upon conversion of the 25,830.10 shares of Series G Preferred Stock and the shares of Common Stock issuable to the Selling Shareholders as the Common Stock Dividend. For the purposes of this Prospectus, it is assumed that the Common Stock Dividend will be paid for the period commencing on September 29, 1995 and ending on April 29, 1996 and, therefore, will equal an aggregate of approximately 226,545 shares of Common Stock.

DISTRIBUTION OF SHARES

  To the Company's knowledge, no Selling Shareholder has entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the shares offered hereby, nor does the Company know the identity of the brokers or market makers which will participate in the offering.

  The Selling Shareholders' shares of Common Stock covered hereby may be offered and sold from time-to-time by the Selling Shareholders, commencing upon the date that the 25,830.10 shares of Series G Preferred Stock convert to Common Stock. The Selling Shareholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Pursuant to the Exchange Agreement, the Selling Shareholders may only sell the shares of Common Stock offered hereby in brokers' transactions, as defined in Rule 144 promulgated under the Securities Act. In general, brokers' transactions are ones in which the broker merely executes the sell order, receives no more than the customary commission and does not solicit orders to buy the shares. No assurances can be given that the Selling Shareholders will sell any of the shares that are subject to this Prospectus or that any Selling Shareholder will not sell such shares in a private transaction or other transaction that is exempt from the registration requirements of the Securities Act. The Company has been advised by the Selling Shareholders that they have not, as of the date hereof, entered into any arrangement with a broker-dealer for the sale of shares. In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to the sale.

  In offering the shares, the Selling Shareholders and any broker-dealers who execute sales for the Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Shareholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions.

  The Selling Shareholders have advised the Company that, during such time as they may be engaged in a distribution of the shares of Common Stock included herein, they will comply with Rules 10b-6 and 10b-7 under the Exchange Act, and, in connection therewith, the Selling Shareholders have agreed not to engage in any stabilization activity in connection with any securities of the Company, to furnish copies of this Prospectus to each broker-dealer through which the shares of Common Stock included herein may be offered, and not to bid for or purchase any securities of the Company or attempt to induce any person to purchase any securities of the Company except as permitted under the Exchange Act. The Selling Shareholders have also agreed to inform the Company and broker-dealers through whom sales may be made hereunder when the distribution of the shares is completed.

  Rule 10b-6 under the Exchange Act prohibits participants in a distribution from bidding for or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 10b-7 under the Exchange Act governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

  This offering will terminate as to each Selling Shareholder on the earlier of November 10, 1997 (except, so long as any Selling Shareholder holds shares offered hereby that constitute more than 1% of the number of shares of the Company's Common Stock then outstanding, the Registration Statement will remain effective and this offering will not terminate until November 10, 1998) or the date that none of the Selling Shareholders continues to hold any of the shares offered hereby. There can be no assurance that any of the Selling Shareholders will sell any or all of the shares of Common Stock offered hereby.

                                    EXPERTS

  The financial statements and schedules of the Company incorporated by reference in this Prospectus and elsewhere in the Registration Statement to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

  The consolidated balance sheets of Robec as of December 31, 1993 and 1994 and the consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1994, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, with respect thereto, given on the authority of that firm as experts in accounting and auditing.

  The financial statements and schedule of Ross White Enterprises, Inc. (d/b/a National Computer Distributors) as of March 31, 1994 and 1993, and for each of the years in the two year period ended March 31, 1994 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

  The statements of operations, shareholders' equity, and cash flows of Ross White Enterprises, Inc. (d/b/a National Computer Distributors) for the three-months ended March 31, 1992, included in this Prospectus/Registration Statements, have been incorporated herein in reliance on the report of Hansen, Barnett & Maxwell, independent accountants, with respect thereto, given on the authority of that firm as experts in accounting and auditing.

  The statements of operations, shareholders' equity, and cash flows of Ross White Enterprises, Inc. (d/b/a National Computer Distributors) for the year in the period ended December 31, 1991, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, with respect thereto, given on the authority of that firm as experts in accounting and auditing.

                                 LEGAL MATTERS

  Raymond L. Ridge, Esq. has rendered an opinion to the Company (a copy of which has been filed as an exhibit to the Registration Statement), to the effect that the shares of Common Stock offered hereby have been legally issued and are fully-paid and nonassessable.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The Company anticipates that the expenses incurred or to be incurred by the Company in connection with the preparation and filing of this Registration Statement and the transactions contemplated hereby will be approximately as follows:

      DESCRIPTION                                                       AMOUNT
      -----------                                                       -------
      Printing and duplication costs................................... $10,000
      Registration and "blue sky" filing fees and expenses.............   1,000
      Transfer agent and registrar cost................................   1,000
      Legal fees and expenses..........................................  30,000
      Accounting fees and expenses.....................................  12,500
      Miscellaneous costs..............................................   7,000
                                                                        -------
      Total............................................................ $61,500
                                                                        =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  As permitted by Section 145 of the Delaware General Corporation Law (the "DGCL"), the Company's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(iii) under section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. In addition, as permitted by Section 145 of the DGCL, the Company's Bylaws provide that (i) the Company must indemnify and hold harmless its directors and officers to the fullest extent permitted by applicable law; (ii) the Company must indemnify any director or officer in connection with a proceeding initiated by such person if such proceeding was authorized by the Company's Board of Directors; (iii) the Company must pay expenses incurred by a director or officer in defending any proceeding in advance of its final disposition if such director or officer undertakes to repay all amounts advanced if indemnification is determined to be unavailable; (iv) the rights conferred in the Bylaws are not exclusive; and
(v) the Company may not retroactively amend the Bylaw provisions relating to indemnity.

  The Company's policy is to enter into indemnification agreements with each of its directors. Each indemnification agreement provides that the Company will indemnify the applicable director by reason of the fact that he is or was an agent of the Company, or by reason of anything done or not done by him in such capacity, (1) against all expenses and liabilities of any type actually and reasonably incurred by him in connection with the investigation, defense, settlement, trial, litigation or appeal of such proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and
(2) if the director is a party to any proceeding brought by or on behalf of the Company, then against any amounts paid in the defense or settlement of such proceeding and all expenses and other liabilities actually and reasonably incurred by him in connection with the investigation, defense, settlement, or appeal of such proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and he is not finally adjudged by a court to be liable to the Company due to willful misconduct of a culpable nature in the performance of his duty to the Company, unless the court determines the director is nonetheless entitled to indemnity.

  Each indemnification agreement provides that the Company must advance all expenses incurred by the applicable director in connection with the investigation, defense, settlement or appeal of any proceeding to which the director is a party or is threatened to be made a party by reason of the fact that the director is or was an agent of the Company or by reason of anything done or not done by him in any such capacity. Each indemnification agreement provides further that the director must repay such amounts advanced to the extent that it is ultimately determined that the director is not entitled to be indemnified by the Company under the provisions of the indemnification agreement, the Company's Certificate of Incorporation or Bylaws, the DGCL or otherwise. Each indemnification agreement provides also that the Company is not obligated to advance any expenses to a director arising from a lawsuit filed directly by (but not derivatively on behalf of) the Company against the director if the Board of Directors determines that the director acted in bad faith or in a manner that the director did not believe to be in, or not opposed to, the best interests of the Company. If such a determination is made, then the director may have such decision reviewed by another forum.

  Each indemnification agreement provides that the Company is not obligated to indemnify the applicable director in the following circumstances: (1) with respect to proceedings or claims initiated or brought voluntarily by the director and not by way of defense (the Company is also not obligated under this circumstance to advance expenses to the director), except with respect to proceedings specifically authorized by the Board of Directors or brought to establish or enforce a right to indemnification and/or advancement of expenses under the indemnification agreement, the Company's or any subsidiary's charter documents, any statute or law or otherwise; (2) for any amounts paid in settlement of a proceeding unless the Company consents in advance in writing to such settlement; (3) if a court determines that indemnification is not lawful; (4) for any acts or omissions or transactions from which a director may not be lawfully indemnified under the DGCL; (5) for any expenses incurred by the director with respect to any proceeding instituted by the director to enforce or interpret the indemnity agreement, if a court determines that each of the material assertions made by the director was not made in good faith or was frivolous; (6) for expenses and the payment of profits arising from the purchase and sale by the director of securities in violation of Section 16(b) of the Securities Exchange Act of 1934; or (7) for expenses or liabilities to the extent they have been paid directly to the director by Directors & Officers Insurance.

  Each indemnification agreement provides that it is not exclusive of any other rights which the applicable director may have under any provision of law, the Company's Certificate of Incorporation or Bylaws, the vote of the Company's stockholders or disinterested directors, other agreements, or otherwise.

  The indemnification provision in the Bylaws, and the indemnification agreements entered into between the Company and its directors, may be sufficiently broad to permit indemnification of the Company's officers and directors for liabilities arising under the Securities Act.

  The Company, with Board approval, has purchased director and officer liability insurance.

ITEM 16. EXHIBITS

  The following documents are filed herewith or incorporated by reference herein:

    EXHIBIT
      NO.                            TITLE OF DOCUMENT
    -------                          -----------------
     2.01   Amended and Restated Agreement and Plan of Reorganization, dated as of August 11, 1994, among the Company, Robec and the Selling
             Shareholders, as amended by Amendment No. 1, dated as of August 4,
             1995, and Amendment No. 2, dated as of August 15, 1995, and certain exhibits thereto (incorporated herein by reference to
             Exhibit 2.01 to the Company's Registration Statement on Form S-4
             (File No. 33-57611) declared effective by the SEC on August 16,
             1995).
     2.02   Exchange Agreement, dated as of November 10, 1995, among the
             Company and the Selling Shareholders (incorporated herein by reference to Exhibit 10.01 to the Company's Current Report on Form
             8-K dated November 13, 1995 (File No. 1-10397)).
     4.01   Specimen Certificate for shares of Common Stock of the Company
             (incorporated herein by reference to Exhibit 4.02 to the Company's
             Registration Statement on Form S-4 (File No. 33-81726) declared effective by the SEC on August 17, 1994).
     5.01   Opinion of Raymond L. Ridge, Esq. regarding the legality of the securities being issued.
    23.01   Consent of Raymond L. Ridge, Esq., Counsel to the Registrant.
    23.02   Consent of Arthur Andersen LLP, Auditors for the Registrant.
    23.03   Consent of Coopers & Lybrand L.L.P., Auditors for Robec, Inc.
    23.04   Consent of KPMG Peat Marwick LLP, Auditors for Ross White
             Enterprises, Inc. (d/b/a National Computer Distributors).
    23.05   Consent of Hansen, Barnett & Maxwell, Auditors for Ross White
             Enterprises, Inc. (d/b/a National Computer Distributors).
    23.06   Consent of Coopers & Lybrand L.L.P., Auditors for Ross White
             Enterprises, Inc. (d/b/a National Computer Distributors).
    24.01   Powers of Attorney for Messrs. D. Stephen DeWindt, Marc C. Mulford,
             Dr. Harry Krischik, Marc L. Werner, Holger Heims, Harold L. Clark
             and Robert H. Beckett.

ITEM 17. UNDERTAKINGS

  (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

     (iii) to include any material information with respect of the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SANTA ANA, STATE OF CALIFORNIA, ON THE 13TH DAY OF MARCH, 1996.

                                          AMERIQUEST TECHNOLOGIES, INC.

                                          By /s/ D. Stephen DeWindt
                                             __________________________________
                                                   D. Stephen DeWindt
                                                 Chief Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
/s/ D. Stephen DeWindt               Chairman of the Board, Chief    March 13, 1996
____________________________________  Executive Officer and
    D. Stephen DeWindt                Director (Principal
                                      Executive Officer)

/s/ Mark C. Mulford                  President, Chief Operating      March 13, 1996
____________________________________  Officer, Interim Chief
    Mark C. Mulford                   Financial Officer
                                      (Principal Financial and
                                      Accounting Officer)

/s/ Holger Heims                     Secretary and Director          March 13, 1996
____________________________________
    Holger Heims

/s/ Dr. Harry Krischik               Co-Chairman of the Board        March 13, 1996
____________________________________
    Dr. Harry Krischik**

/s/ Marc L. Werner                   Vice Chairman of the Board      March 13, 1996
____________________________________
    Marc L. Werner**

/s/ Harold L. Clark                  Director                        March 13, 1996
____________________________________
    Harold L. Clark**

/s/ Robert H. Beckett                Director                        March 13, 1996
____________________________________
    Robert H. Beckett**

*By /s/ D. Stephen DeWindt
  ____________________________
      D. Stephen DeWindt
       Attorney-in-Fact

**By /s/ Mark C. Mulford
   __________________________
       Mark C. Mulford
       Attorney-in-Fact

                       REGISTRATION STATEMENT ON FORM S-3
                          REGISTRATION NO. 333-

                         AMERIQUEST TECHNOLOGIES, INC.

                                 EXHIBIT INDEX

  The following is a list of Exhibits filed as part of the Registration
Statement:

 EXHIBIT
   NO.                        TITLE OF DOCUMENT                        PAGE NO.
 -------                      -----------------                        --------
  2.01   Amended and Restated Agreement and Plan of Reorganization,
         dated as of August 11, 1994, among the Company, Robec and
         the Selling Shareholders, as amended by Amendment No. 1,
         dated as of August 4, 1995, and Amendment No. 2, dated as
         of August 15, 1995, and certain exhibits thereto
         (incorporated herein by reference to Exhibit 2.01 to the
         Company's Registration Statement on Form S-4 (File No. 33-
         57611) declared effective by the SEC on August 16, 1995).
  2.02   Exchange Agreement, dated as of November 10, 1995, among
         the Company and the Selling Shareholders (incorporated
         herein by reference to Exhibit 10.01 to the Company's
         Current Report on Form 8-K dated November 13, 1995 (File
         No. 1-10397)).
  4.01   Specimen Certificate for shares of Common Stock of the
         Company (incorporated herein by reference to Exhibit 4.02
         to the Company's Registration Statement on Form S-4 (File
         No. 33-81726) declared effective by the SEC on August 17,
         1994).
  5.01   Opinion of Raymond L. Ridge, Esq. regarding the legality of the securities being issued.
 23.01   Consent of Raymond L. Ridge, Esq., Counsel to the
         Registrant.
 23.02   Consent of Arthur Andersen LLP, Auditors for the
         Registrant.
 23.03   Consent of Coopers & Lybrand, L.L.P., Auditors for Robec,
         Inc.
 23.04   Consent of KPMG Peat Marwick LLP, Auditors for Ross White
         Enterprises, Inc. (d/b/a National Computer Distributors).
 23.05   Consent of Hansen, Barnett & Maxwell, Auditors for Ross
         White Enterprises, Inc. (d/b/a National Computer
         Distributors).
 23.06   Consent of Coopers & Lybrand L.L.P., Auditors for Ross
         White Enterprises, Inc. (d/b/a National Computer
         Distributors).
 24.01   Power of Attorney for Messrs. D. Stephen DeWindt, Marc C.
         Mulford, Dr. Harry Krischik, Marc L. Werner, Holger Heims,
         Harold L. Clark and Robert H. Beckett.